UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – March 6, 2015

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THE ULTIMATE SOFTWARE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-24347	65-0694077
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Ultimate Way, Weston, Florida	33326
(Address of principal executive offices)	(Zip Code)

(954) 331-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers

As part of a comprehensive review of the senior executive officer compensation arrangements of The Ultimate Software Group, Inc., the Company’s Board of Directors and the Compensation Committee of the Board of Directors took actions recently to significantly amend the Company’s Amended and Restated Change in Control Bonus Plan for Executive Officers (the “CIC Plan I”) and to terminate the Company’s Amended and Restated Change in Control Bonus Plan for Officers and Employees (the “CIC Plan II”).

These change-in-control plans were adopted initially in 2004 in lieu of granting time-based equity awards to the named executive officers and certain other senior officers. In 2007, these change-in-control plans were amended to increase the limit on aggregate awards under the plans and to increase the named executive officers’ respective interests in the CIC Plan I, again in lieu of granting equity awards.

In 2013, the Compensation Committee, along with its independent compensation consultant, began a strategic evaluation of the existing compensation arrangements for the senior officers participating in these change-in-control plans, taking into consideration senior management incentives, the potential costs of such plans and the Company’s historical practices with respect to annual equity awards to senior officers.

During its review, the Compensation Committee focused on how best to align management incentives with the creation of long-term shareholder value given that a significant amount of potential future compensation to our senior executive officers would be realized only if there was a sale of the Company. The Compensation Committee also considered the size of potential aggregate cash payments that could be due upon a change in control, including the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan I.

Primarily to achieve these goals of better aligning management incentives with long-term value creation for our shareholders and significantly reducing the aggregate amount of cash payments that would be due to senior management upon a sale of the Company, we implemented the following changes to our executive compensation arrangements.

Amendments to the Change in Control Bonus Plan for Executive Officers

On March 6, 2015, our Board of Directors approved amendments to our CIC Plan I, upon the recommendation of the Compensation Committee of our Board of Directors. The CIC Plan I provides for the payment of cash amounts to three of our named executive officers upon a “change in control” of the Company. The three named executive officers that participate in the CIC Plan I are: Mr. Scott Scherr, our Chairman of the Board, President and Chief Executive Officer, Mr. Marc D. Scherr, our Vice Chairman of the Board and Chief Operating Officer, and Mr. Mitchell K. Dauerman, our Executive Vice President, Chief Financial Officer and Treasurer. The amendments (i) reduced the aggregate limit on the amount of payments that may be made under the plan to 3.5% of Sales Proceeds (the aggregate limit on the amount of all payments under the CIC Plan I and CIC Plan II, together, had been 6% of Sales Proceeds) and (ii) reduced the size of the awards granted to each of the participants. Mr. Scott Scherr’s award was reduced from 1.75% of Sales Proceeds to 1.00% of Sales Proceeds. Mr. Marc D. Scherr’s award was reduced from 1.3125% of Sales Proceeds to 1.00% of Sales Proceeds. Mr. Mitchell K. Dauerman’s award was reduced from 0.4375% of Sales Proceeds to 0.25% of Sales Proceeds.

Pursuant to the terms of the CIC Plan I, in connection with reducing these awards and the aggregate plan limit, the Company was required to provide each of the participants with an arrangement of comparable value as determined by our Compensation Committee in good faith. The comparable value was provided to the participants in the CIC Plan I in the form of grants of restricted stock. In connection with its determination to use restricted stock grants for this purpose, the Compensation Committee considered the management retention incentives associated with restricted stock that vests over a period of time. Mr. Scott Scherr was awarded a restricted stock award of 230,318 shares of the Company’s Common Stock valued at approximately $37.4 million dollars at the date of grant. Mr. Marc D. Scherr was awarded 95,966 shares of the Company’s Common Stock valued at approximately $15.6 million dollars at the date of grant. Mr. Mitchell K. Dauerman was awarded 57,579 shares of the Company’s Common Stock valued at approximately $9.4 million dollars at the date of grant. Each of these restricted stock awards vests one-third on each of the following dates: February 11, 2016, February 11, 2017 and February 11, 2018, assuming continued employment with the Company as of such dates and subject to accelerated vesting in the event of a change in control or termination of employment due to death or disability. The restricted stock awards were granted under our Amended and Restated 2005 Equity and Incentive Plan.

A copy of the Amended and Restated Change in Control Bonus Plan for Executive Officers, as amended by the amendments discussed above, is filed as an exhibit to this Current Report on Form 8-K.

Termination of the Change in Control Bonus Plan for Officers and Employees

On March 6, 2015, we terminated our CIC Plan II. Two of our named executive officers, Mr. Adam Rogers, our Chief Technology Officer, and Mr. Greg Swick, our Chief Enterprise Sales Officer, along with six other officers of the Company, had been participants in the CIC Plan II and had received awards under that plan which would have entitled each of them to receive cash payments upon a “change in control” of the Company. Pursuant to the terms of the CIC Plan II, in connection with cancelling these awards, the Company was required to provide each of the participants with an arrangement of comparable value as determined by the Compensation Committee in good faith. The comparable value was provided to the participants in the CIC Plan II in the form of grants of restricted stock. In connection with its determination to use restricted stock grants for this purpose, the Compensation Committee considered the management retention incentives associated with restricted stock that vests over a period of time. Mr. Adam Rogers was awarded a restricted stock award of 14,429 shares of the Company’s Common Stock, valued at approximately $2.3 million dollars as of the date of grant. Mr. Greg Swick was awarded a restricted stock award of 13,789 shares of the Company’s Common Stock, valued at approximately $2.2 million dollars as of the date of grant. Each of these restricted stock awards vests one-third on each of the following dates: February 11, 2016, February 11, 2017 and February 11, 2018 assuming continued employment with the Company as of such dates and subject to accelerated vesting in the event of a change in control or termination of employment due to death or disability. In addition to the awards to Messrs. Rogers and Swick, restricted stock awards of an aggregate of 72,239 shares of the Company’s Common Stock were made to other senior officers who had been participants in CIC Plan II. The restricted stock awards were granted under our Amended and Restated 2005 Equity and Incentive Plan.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	The Ultimate Software Group, Inc. Amended and Restated Change in Control Bonus Plan for Executive Officers, effective as of March 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ULTIMATE SOFTWARE GROUP, INC.

By: /s/ Mitchell K. Dauerman
Mitchell K. Dauerman
Executive Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

Dated: March 9, 2015